Exhibit 99.1

FOR IMMEDIATE RELEASE

October 31, 2017

Investor Relations: Kate Walsh, Vice President of Investor Relations, 214-721-9696, kate.walsh@enlink.com

Media Relations: Jill McMillan, Vice President of Public & Industry Affairs, 214-721-9271, jill.mcmillan@enlink.com

EnLink Midstream Reports Third Quarter 2017 Results, Announces Gas Processing Expansions

DALLAS, October 31, 2017 — The EnLink Midstream companies (EnLink), EnLink Midstream Partners, LP (NYSE: ENLK) (the Partnership or ENLK) and EnLink Midstream, LLC (NYSE: ENLC) (the General Partner or ENLC), reported financial results for the third quarter of 2017, announced gas processing expansions, and provided management and regional updates.

Highlights

•                  ENLK reported net income of $28.7 million and net income attributable to ENLK after non-controlling interest of $25.5 million for the quarter ended September 30, 2017.  ENLK achieved $216.8 million of adjusted EBITDA net to ENLK for the same period.  Adjusted EBITDA is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  ENLC reported net income of $24.1 million and net income attributable to ENLC after non-controlling interest of $6.2 million for the quarter ended September 30, 2017.  ENLC achieved $54.8 million of cash available for distribution for the same period.  Cash available for distribution is a non-GAAP measure and is explained in greater detail under “Non-GAAP Financial Information.”

•                  EnLink’s Oklahoma segment experienced strong volume growth during the third quarter of 2017, with gas gathering and transmission volumes up 16 percent and processing volumes up 19 percent from the second quarter of 2017.  EnLink’s Oklahoma gas gathering and transmission volumes increased by 42 percent and processing volumes increased by 53 percent from the third quarter of 2016.  Volume growth in Central Oklahoma is expected to remain robust as Devon Energy Corp. and other active producer customers on EnLink’s dedicated acreage continue to deliver strong well results and transition to full-field development targeting multiple producing horizons, especially in the STACK.

•                  EnLink announced plans to construct a new 200 million cubic feet per day (MMcf/d) processing plant, known as the Thunderbird plant, in Central Oklahoma.  The new Thunderbird plant is expected to be operational during first quarter of 2019.

•                  EnLink’s Permian Basin operations experienced continued volume growth during the third quarter of 2017, with both gas gathering and transmission and processing volumes increasing 13 percent from the second quarter of 2017.  EnLink’s Permian gas gathering and transmission volumes increased by 51 percent and processing volumes increased by 44 percent from the third quarter of 2016.

•                  EnLink’s Delaware Basin Joint Venture (JV) announced the construction of Lobo III, a new 200 MMcf/d expansion of gas processing capacity at the JV’s existing Lobo complex.  The expansion is expected to be operational during the second half of 2018.  Gas gathering volumes on the JV’s footprint have increased by 365 percent year-over-year, and rig activity remains strong with approximately 16 rigs running on the JV’s capture area.

•                  Impacts from Hurricane Harvey on EnLink’s assets, finances and operations were immaterial, and no significant one-time items impacted volumes or financial results for the third quarter of 2017.

“EnLink continues to execute on our long-term strategic growth plan while delivering solid quarterly financial results,” said Barry E. Davis, EnLink Chairman and Chief Executive Officer. “Operating in the right places with the right partners has enabled us to develop an opportunity-rich inventory of projects, highlighted by our latest announcements of processing capacity expansions in both Oklahoma and the Delaware Basin.  We are experiencing strong volume momentum across our core growth areas and expect this pace to continue.  Financially, we have increased focus on maintaining a strong balance sheet, building near-term distribution coverage, and growing distributions over the long-term.”

EnLink Midstream Partners, LP:  Third Quarter 2017 Financial Results

•                  The Partnership reported net income attributable to ENLK of $25.5 million for the third quarter of 2017, compared to net income of $18.8 million for the third quarter of 2016.

•                  The Partnership achieved $216.8 million of adjusted EBITDA net to ENLK for the third quarter of 2017, compared to $197.5 million for the third quarter of 2016.

•                  The Partnership reported net cash provided by operating activities of $200.8 million for the third quarter of 2017, compared to net cash provided by operating activities of $209.6 million for the third quarter of 2016.

•                  Distributable cash flow attributable to ENLK’s common units was $150.1 million for the third quarter of 2017, as compared to $154.4 million for the third quarter of 2016.  Beginning in the third quarter of 2017, ENLK’s Series B preferred units moved to 7.5 percent cash pay, with a variable percentage of paid-in-kind units.

•                  ENLK reaffirmed full-year 2017 net income guidance range of $116 million to $148 million.  ENLK also reaffirmed full-year 2017 adjusted EBITDA guidance range of $840 million to $880 million, and the company expects to achieve full-year adjusted EBITDA around the mid-point of its guidance range.  ENLK also reaffirmed its annualized fourth quarter of 2017 adjusted EBITDA guidance range of $925 million to $950 million.

•                  Growth capital expenditures net to ENLK for the third quarter of 2017 totaled approximately $130 million. Growth capital expenditures year-to-date totaled approximately $510 million net to ENLK.  Full-year 2017 growth capital expenditure guidance net to ENLK remains unchanged at a range of $505 million to $645 million.  Growth capital expenditures net to ENLK associated with Lobo III and Thunderbird gas processing expansions are expected to be approximately $25 million during 2017.  Growth capital expenditures do not include capitalized interest.

•                  ENLK completed a successful $400 million offering of its 6.000 percent Series C Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred units during the third quarter of 2017.  Net proceeds raised will be used to fund growth capital expenditures and for general partnership purposes.

•                  As of October 26, 2017, ENLK had 349,008,666 common units outstanding.

EnLink Midstream, LLC:  Third Quarter 2017 Financial Results

•                  The General Partner reported net income of $24.1 million for the third quarter of 2017, compared to net income of $11.1 million in the third quarter of 2016.

•                  Cash available for distribution was $54.8 million for the third quarter of 2017, compared to $51.1 million in the third quarter of 2016.  Included in cash available for distribution for the third quarter of 2017 was $6.9 million related to ENLC’s 16 percent interest in EnLink Oklahoma T.O.

•                  ENLC reaffirmed full-year 2017 financial guidance.

•                  Growth capital expenditures net to ENLC for the third quarter of 2017 totaled approximately $15 million.  Year-to-date through September 30, 2017,  growth capital expenditures totaled approximately $56 million.  Full-year 2017 growth capital expenditure guidance net to ENLC remains unchanged at a range of $60 million to $70 million.  Growth capital expenditures do not include capitalized interest.

•                  As of October 26, 2017, ENLC had 180,589,927 common units outstanding.

Senior Management Update:

•                  EnLink is pleased to announce Dean Mueller’s promotion to Senior Vice President of Operations in Oklahoma and North Texas.  In his new role, Dean will focus on growing and sustaining strong businesses in EnLink’s core growth area of Central Oklahoma and in the company’s anchor position in North Texas.

•                  EnLink recently announced Cynthia L. Jaggi’s appointment to Senior Vice President of Strategic Process Transformation.  In her new role, Cindy manages the new Strategic Process Transformation team, which EnLink created to lead and enhance business performance.

Regional Updates:

Central Oklahoma:

•                  EnLink’s Oklahoma segment experienced strong volume growth during the third quarter of 2017, with gas gathering and transmission volumes up 16 percent and processing volumes up 19 percent from the second quarter of 2017.   Gas gathering and transmission volumes are up 42 percent and processing volumes are up 53 percent from the third quarter of 2016.

•                  Rig activity remained robust during the third quarter of 2017, with approximately 27 active rigs currently operating on EnLink’s dedicated acreage in Central Oklahoma.  EnLink exited the second quarter of 2017 with approximately 24 active rigs on dedicated acreage.

•                  Volume growth is projected to remain strong on EnLink’s Central Oklahoma footprint as Devon and other active producer customers continue to deliver strong well results and transition to full-field development.  Several large-scale development projects are scheduled to start over the next 12 to 18 months, securing volume momentum for EnLink.

•                  EnLink announced plans to construct a new 200 MMcf/d processing plant in Central Oklahoma.  The new Thunderbird facility is expected to be operational during the first quarter of 2019.

•                  EnLink’s previously announced expansion of its Chisholm complex is progressing on-budget, is nearing completion, and remains on track to be operational by year-end 2017.   Once operational, Chisholm III will increase EnLink’s gas processing capacity in Central Oklahoma by 200 MMcf/d, and total gas processing capacity will reach 1 billion cubic feet per day (Bcf/d) in the region, solidifying EnLink’s position as one of the largest and most cost-efficient providers of gas processing in the area.

•                  The construction of EnLink’s previously announced Black Coyote crude oil gathering system is progressing well, and is expected to be completed during the first quarter of 2018.  Once the Black Coyote system is operational, EnLink will generate revenue by servicing a range of products produced by Devon’s multi-zone Showboat development, including natural gas, condensate, natural gas liquids (NGL) and crude oil.

Midland Basin:

•                  EnLink’s Midland Basin operations continue to benefit from increasing activity levels across its acreage as producer customers further invest in drilling programs and transition to large-scale development projects.  Natural gas volume growth is expected to remain steady, driven by the completion of several multi-well pad developments over the next few months and into 2018.

•                  EnLink’s Midland Basin natural gas assets are currently running at approximately 56 percent utilization, and have capacity to handle incremental production with minimal additional growth capital expenditures. EnLink also has the infrastructure in place to cost effectively expand the Riptide gas processing facility by an additional 100 MMcf/d as system volumes continue to increase.

•                  During the third quarter of 2017, EnLink bolstered its position in the Midland Basin by adding an acreage dedication with Parsley Energy Inc. to its customer portfolio and extending supply agreements with a number of key producer customers.

Delaware Basin

•                  Given continued volume growth on its Delaware Basin footprint, EnLink’s Delaware Basin JV announced the construction of Lobo III, a new 200 MMcf/d expansion of gas processing capacity at the JV’s existing Lobo complex. The facility is expected to be operational during the second half of 2018.  For 2017, growth capital expenditures associated with the Lobo III expansion are forecasted to be approximately $10 million net to ENLK.

Louisiana:

•                  EnLink’s NGL network continued to benefit from growth in liquids output from the Chisholm II plant during the third quarter of 2017.  NGL volumes on EnLink’s system were consistent sequentially, as the second quarter of 2017 benefited from operational impacts related to Mont Belvieu area maintenance.

•                  EnLink continued to experience increased volumes on its Louisiana gas system during the third quarter of 2017, driven by strong demand across its network.  Throughput on EnLink’s Louisiana gas system for the third quarter of 2017 exceeded on average 2 Bcf/d, a 4 percent increase as compared to the second quarter of 2017 and a 15 percent increase as compared to the third quarter of 2016.

North Texas:

•                  Devon previously announced 2017 capital investment increases related to its northern Barnett Shale operations, which included a six well program to apply new horizontal refrac techniques.  Devon recently announced that, due to the success of the refrac pilot, it plans to expand the refrac program by an additional six wells in the fourth quarter of 2017.  Devon’s capital investments also include the initiation of a new rig-line drilling pilot of six wells during September of 2017, with results expected by year-end 2017.

•                  Devon previously announced its intent to divest approximately $1 billion of non-core upstream assets across its portfolio, including select portions of its Barnett Shale position, with a focus on Johnson County properties. EnLink holds acreage dedication rights related to Devon’s East Johnson County operations, with current midstream services provided in this area representing approximately 7 percent of EnLink’s total North Texas revenues.

Third Quarter 2017 Earnings Call Details

The General Partner and the Partnership will hold a conference call to discuss third quarter 2017 financial results on Wednesday, November 1, 2017, at 9 a.m. Central Time (10 a.m. Eastern Time).  The dial-in number for the call is 1-855-656-0924. Callers outside the United States should dial 1-412-542-4172. Participants can also preregister for the conference call by navigating to http://dpregister.com/10112090 where they will receive dial-in information upon completion of preregistration. Interested parties can access an archived replay of the call on the Investors’ page of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink provides integrated midstream services across natural gas, crude oil, condensate, and NGL commodities.  EnLink operates in several top U.S. basins and is strategically focused on the core growth areas of the Permian’s Midland and Delaware basins, Oklahoma’s Midcontinent, and Louisiana’s Gulf Coast. Headquartered in Dallas, EnLink is publicly traded through EnLink Midstream, LLC (NYSE: ENLC), the General Partner, and EnLink Midstream Partners, LP (NYSE: ENLK), the Master Limited Partnership. Visit www.EnLink.com for more information on how EnLink connects energy to life.

Non-GAAP Financial Information

This press release contains non-generally accepted accounting principle financial measures that we refer to as adjusted EBITDA, distributable cash flow available to common unitholders (“distributable cash flow”), gross operating margin, and the General Partner’s cash available for distribution. We define adjusted EBITDA as net income (loss) plus interest expense, provision for income taxes, depreciation and amortization expense, impairment expense, unit-based compensation, (gain) loss on non-cash derivatives, (gain) loss on disposition of assets, (gain) loss on extinguishment of debt, successful transaction costs, accretion expense associated with asset retirement obligations, reimbursed employee costs, non-cash rent and distributions from unconsolidated affiliate investments less payments under onerous performance obligations, non-controlling interest and income (loss) from unconsolidated affiliate investments. We define distributable cash flow as adjusted EBITDA (defined above), net to the Partnership, less interest expense (excluding amortization of the EnLink Oklahoma T.O. acquisition installment payable discount), litigation settlement adjustment, adjustments for the redeemable non-controlling interest, interest rate swaps, current income taxes and other, accrued cash distributions on Series B Preferred Units and Series C Preferred Units paid or expected to be paid, and maintenance capital expenditures, excluding maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.  We define gross operating margin as revenues less cost of sales. The General Partner’s cash available for distribution is defined as net income (loss) of the General Partner less the net income (loss) of the Partnership, which is consolidated into the General Partner’s net income (loss), plus the General Partner’s share of distributions from the Partnership, the General Partner’s share of EnLink Oklahoma T.O. non-cash expenses, maintenance capital expenditures, the General Partner’s deferred income tax expense (benefit), the General Partner’s corporate goodwill impairment, the General Partner’s acquisition transaction costs attributable to its share of the EnLink Oklahoma T.O. acquisition, and the non-controlling interest share of the Partnership’s net income (loss).

The Partnership’s coverage ratio is calculated by dividing distributable cash flow by distributions paid to the General Partner and the unitholders. The General Partner’s coverage ratio is calculated by dividing cash available for distribution by distributions paid by the General Partner.  Growth capital expenditures generally include capital expenditures made for acquisitions or capital improvements that we expect will increase our asset base, operating income or operating capacity over the long-term.  Maintenance capital expenditures include capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of the assets and to extend their useful lives.

The Partnership and General Partner believe these measures are useful to investors because they may provide users of this financial information with meaningful comparisons between current results and prior-reported results and a meaningful measure of the Partnership’s and the General Partner’s cash flow after it has satisfied the capital and related requirements of its operations.  In addition, adjusted EBITDA achievement is a primary metric used in the Partnership’s credit facility and short-term incentive program for compensating its employees.

Gross operating margin, adjusted EBITDA, distributable cash flow, and cash available for distribution, as defined above, are not measures of financial performance or liquidity under GAAP. They should not be considered in isolation or as an indicator of the Partnership’s and the General Partner’s performance. Furthermore, they should not be seen as a substitute for metrics prepared in accordance with GAAP. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.  See ENLK’s and ENLC’s filings with the Securities and Exchange Commission for more information.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Although these statements reflect the current views, assumptions and expectations of our management, the matters addressed herein involve certain assumptions, risks and uncertainties that could cause actual activities, performance, outcomes and results to differ materially from those indicated. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, when additional capacity will be operational, operational results of our customers, results in certain basins, future rig count information, objectives, project timing, expectations and intentions and other statements that are not historical facts. Factors that could result in such differences or otherwise materially affect our financial condition, results of operations and cash flows include, without limitation,(a) the dependence on Devon for a substantial portion of the natural gas that we gather, process and transport, (b) developments that materially and adversely affect Devon or our other customers, (c) adverse developments in the midstream business may reduce our ability to make distributions, (d) our vulnerability to having a significant portion of our operations concentrated in the Barnett Shale, (e) the amount of hydrocarbons transported in our gathering and transmission lines and the level of our processing and fractionation operations, (f) impairments to goodwill, long-lived assets and equity method investments, (g) our ability to balance our purchases and sales, (h) fluctuations in oil, natural gas and NGL prices, (i) construction risks in our major development projects, (j) conducting certain of our operations through joint ventures, (k) reductions in our credit ratings, (l) our debt levels and restrictions contained in our debt documents, (m) our ability to consummate future acquisitions, successfully integrate any acquired businesses, realize any cost savings and other synergies from any acquisition, (n) changes in the availability and cost of capital, (o) competitive conditions in our industry and their impact on our ability to connect hydrocarbon supplies to our assets, (p) operating hazards, natural disasters, weather-related delays, casualty losses and other matters beyond our control, (q) a failure in our computing systems or a cyber-attack on our systems, and (r) the effects of existing and future laws and governmental regulations, including environmental and climate change requirements and other uncertainties. These and other applicable uncertainties, factors and risks are described more fully in EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s filings with the Securities and Exchange Commission, including EnLink Midstream Partners, LP’s and EnLink Midstream, LLC’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Neither EnLink Midstream Partners, LP nor EnLink Midstream, LLC assumes any obligation to update any forward-looking statements.

The assumptions and estimates underlying the forecasted financial information included in the guidance information in this press release are inherently uncertain and, though considered reasonable by the EnLink Midstream management team as of the date of its preparation, are subject to a wide variety of significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the forecasted financial information. Accordingly, there can be no assurance that the forecasted results are indicative of EnLink Midstream’s future performance or that actual results will not differ materially from those presented in the forecasted financial information. Inclusion of the forecasted financial information in this press release should not be regarded as a representation by any person that the results contained in the forecasted financial information will be achieved.

EnLink Midstream Partners, LP

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total revenues	$1,397.9	$1,104.6	$3,983.4	$3,027.5
Cost of sales (1)	1,053.2	788.2	2,987.9	2,106.8
Gross operating margin	344.7	316.4	995.5	920.7
Operating costs and expenses:
Operating expenses	102.1	98.0	308.8	296.3
General and administrative	30.0	28.3	94.6	90.6
(Gain) loss on disposition of assets	1.1	(3.0)	0.8	(2.9)
Depreciation and amortization	136.3	126.2	407.1	373.0
Impairments	1.8	—	8.8	566.3
Gain on litigation settlement	—	—	(26.0)	—
Total operating costs and expenses	271.3	249.5	794.1	1,323.3
Operating income (loss)	73.4	66.9	201.4	(402.6)
Other income (expense):
Interest expense, net of interest income	(48.9)	(48.0)	(140.5)	(137.9)
Gain on extinguishment of debt	—	—	9.0	—
Income (loss) from unconsolidated affiliates	4.4	1.1	5.0	(0.5)
Other income	0.3	0.1	0.5	0.1
Total other expense	(44.2)	(46.8)	(126.0)	(138.3)
Income (loss) before non-controlling interest and income taxes	29.2	20.1	75.4	(540.9)
Income tax provision	(0.5)	(2.6)	(0.7)	(1.3)
Net income (loss)	28.7	17.5	74.7	(542.2)
Net income (loss) attributable to non-controlling interest	3.2	(1.3)	1.5	(5.6)
Net income (loss) attributable to EnLink Midstream Partners, LP	$25.5	$18.8	$73.2	$(536.6)
General partner interest in net income	$10.6	$10.8	$27.3	$28.8
Limited partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$(8.6)	$(11.4)	$(18.4)	$(602.1)
Class C partners’ interest in net loss attributable to EnLink Midstream Partners, LP	$—	$—	$—	$(12.5)
Series B preferred interest in net income attributable to EnLink Midstream Partners, LP	$22.8	$19.4	$63.6	$49.2
Series C preferred interest in net income attributable to EnLink Midstream Partners, LP	$0.7	$—	$0.7	$—
Net loss attributable to EnLink Midstream Partners, LP per limited partners’ unit:
Basic common unit	$(0.02)	$(0.03)	$(0.05)	$(1.82)
Diluted common unit	$(0.02)	$(0.03)	$(0.05)	$(1.82)

(1)         Includes related party cost of sales of $47.3 million and $33.7 million for the three months ended September 30, 2017 and 2016, respectively, and $126.9 million and $126.0 million for the nine months ended September 30, 2017 and 2016, respectively.

EnLink Midstream Partners, LP

Reconciliation of Net Income (Loss) to Adjusted EBITDA and Distributable Cash Flow and

Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$28.7	$17.5	$74.7	$(542.2)
Interest expense, net of interest income	48.9	48.0	140.5	137.9
Depreciation and amortization	136.3	126.2	407.1	373.0
Impairments	1.8	—	8.8	566.3
(Income) loss from unconsolidated affiliates (1)	(4.4)	(1.1)	(5.0)	0.5
Distribution from unconsolidated affiliates (2)	4.0	4.7	11.4	19.6
(Gain) loss on disposition of assets	1.1	(3.0)	0.8	(2.9)
Gain on extinguishment of debt	—	—	(9.0)	—
Unit-based compensation	10.1	7.3	38.7	22.5
Income tax provision	0.5	2.6	0.7	1.3
(Gain) loss on non-cash derivatives	3.3	1.6	(3.8)	16.0
Payments under onerous performance obligation offset to other current and long-term liabilities	(4.5)	(4.5)	(13.5)	(13.5)
Other (3)	0.8	1.5	3.5	7.5
Adjusted EBITDA before non-controlling interest	$226.6	$200.8	$654.9	$586.0
Non-controlling interest share of adjusted EBITDA (4)	(9.8)	(3.3)	(20.8)	(6.1)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$216.8	$197.5	$634.1	$579.9
Interest expense, net of interest income	(48.9)	(48.0)	(140.5)	(137.9)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (5)	6.4	13.3	19.9	39.0
Litigation settlement adjustment (6)	—	—	(18.1)	—
Non-cash adjustment for redeemable non-controlling interest	—	—	—	0.3
Interest Rate Swap (7)	—	0.4	—	0.4
Current taxes and other	(0.7)	(2.6)	(0.9)	(1.6)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP (8)	(6.9)	(6.2)	(20.5)	(19.3)
Preferred unit accrued cash distributions (9)	(16.6)	—	(16.6)	—
Distributable cash flow	$150.1	$154.4	$457.4	$460.8

Actual declared distribution	$152.2	$148.7	$455.5	$437.7
Distribution Coverage	0.99x	1.04x	1.00x	1.05x
Distributions declared per limited partner unit	$0.39	$0.39	$1.17	$1.17

(1)         Includes a loss of $3.4 million for the nine months ended September 30, 2017 from the sale of our HEP interests.

(2)         Distributions for the three and nine months ended September 30, 2016 do not include $32.7 million of distributions received from HEP during the third quarter of 2016 attributable to the redemption of preferred units. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(3)         Includes accretion expense associated with asset retirement obligations; reimbursed employee costs from Devon and LPC Crude Oil Marketing LLC (“LPC”); successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs; and non-cash rent, which relates to lease incentives pro-rated over the lease term.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(5)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(6)         Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

(7)         During the third quarter of 2016, we entered into an interest rate swap arrangement that was not designated as a cash flow hedge to mitigate our exposure to interest rate movements prior to our note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

(8)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(9)         Represents the cash distributions earned by the Series B Preferred Units of $15.9 million for the three and nine months ended September 30, 2017 and $0.7 million earned by the Series C Preferred Units for the three and nine months ended September 30, 2017, assuming a distribution is declared by our Board of Directors. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Reconciliation of Net Cash Provided by Operating Activities to Adjusted EBITDA

and Distributable Cash Flow

(All amounts in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net cash provided by operating activities	$200.8	$209.6	$533.0	$509.2
Interest expense, net (1)	41.5	34.5	118.9	98.7
Current income tax	0.7	2.6	0.9	1.6
Distributions from unconsolidated affiliate investment in excess of earnings (2)	(0.1)	4.1	7.3	18.9
Other (3)	(1.7)	1.0	4.0	6.3
Changes in operating assets and liabilities which (provided) used cash:
Accounts receivable, accrued revenues, inventories and other	127.5	(0.2)	105.5	14.2
Accounts payable, accrued gas and crude oil purchases and other (4)	(142.1)	(50.8)	(114.7)	(62.9)
Adjusted EBITDA before non-controlling interest	$226.6	$200.8	$654.9	$586.0
Non-controlling interest share of adjusted EBITDA (5)	(9.8)	(3.3)	(20.8)	(6.1)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$216.8	$197.5	$634.1	$579.9
Interest expense, net of interest income	(48.9)	(48.0)	(140.5)	(137.9)
Amortization of EnLink Oklahoma T.O. installment payable discount included in interest expense (6)	6.4	13.3	19.9	39.0
Litigation settlement adjustment (7)	—	—	(18.1)	—
Non-cash adjustment for redeemable non-controlling interest	—	—	—	0.3
Interest Rate Swap (8)	—	0.4	—	0.4
Current taxes and other	(0.7)	(2.6)	(0.9)	(1.6)
Maintenance capital expenditures, net to EnLink Midstream Partners, LP (9)	(6.9)	(6.2)	(20.5)	(19.3)
Preferred unit accrued cash distributions (10)	(16.6)	—	(16.6)	—
Distributable cash flow	$150.1	$154.4	$457.4	$460.8

(1)         Net of amortization of debt issuance costs, discount and premium, and valuation adjustment for redeemable non-controlling interest included in interest expense but not included in net cash provided by operating activities.

(2)         Distributions for the three and nine months ended September 30, 2016 do not include $32.7 million of distributions received from HEP during the third quarter of 2016 attributable to the redemption of preferred units. The preferred units were issued to us by HEP during the second and third quarters of 2016 for contributions of $29.5 million and $3.2 million, respectively.

(3)         Includes successful acquisition transaction costs, which we do not consider in determining adjusted EBITDA because operating cash flows are not used to fund such costs, non-cash rent, which relates to lease incentives pro-rated over the lease term, gains and losses on settled interest rate swaps designated as hedges related to debt issuances, which are recorded in other comprehensive income (loss), and reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employers pursuant to acquisition or merger.

(4)         Net of payments under onerous performance obligation offset to other current and long-term liabilities.

(5)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(6)         Amortization of the EnLink Oklahoma T.O. installment payable discount is considered non-cash interest under the ENLK credit facility since the payment under the payable is consideration for the acquisition of the EnLink Oklahoma T.O. assets.

(7)         Represents recoveries from litigation settlement for amounts not previously deducted from distributable cash flow.

(8)         During the third quarter of 2016, we entered into an interest rate swap arrangement that was not designated as a cash flow hedge to mitigate our exposure to interest rate movements prior to our note issuances. The gain on settlement of the interest rate swaps was considered excess proceeds for the note issuance and is therefore excluded from distributable cash flow.

(9)         Excludes maintenance capital expenditures that were contributed by other entities and relate to the non-controlling interest share of our consolidated entities.

(10)  Represents the cash distributions earned by the Series B Preferred Units of $15.9 million for the three and nine months ended September 30, 2017 and $0.7 million earned by the Series C Preferred Units for the three and nine months ended September 30, 2017, assuming a distribution is declared by our Board of Directors. Cash distributions to be paid to holders of the Series B Preferred Units and Series C Preferred Units are not available to common unitholders.

EnLink Midstream Partners, LP

Operating Data

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Midstream Volumes:
Texas
Gathering and Transportation (MMBtu/d) (1)	2,251,700	2,579,500	2,265,900	2,657,600
Processing (MMBtu/d)	1,194,300	1,172,200	1,178,800	1,188,100
Louisiana
Gathering and Transportation (MMBtu/d)	2,009,300	1,754,400	1,960,300	1,602,400
Processing (MMBtu/d)	443,400	487,900	452,500	496,400
NGL Fractionation (Gals/d)	5,814,800	5,259,400	5,630,600	5,194,700
Oklahoma
Gathering and Transportation (MMBtu/d)	889,200	624,500	787,400	620,300
Processing (MMBtu/d)	872,200	570,100	753,500	571,800
Crude and Condensate
Crude Oil Handling (Bbls/d)	95,700	72,800	104,500	98,300
Brine Disposal (Bbls/d)	4,800	3,700	4,700	3,500

(1)         Gathering and transportation volumes in Texas for the three and nine months ended September 30, 2016 included 247,000 MMBtu/d and 265,000 MMBtu/d, respectively, related to the North Texas Pipeline, which was divested in the fourth quarter of 2016.

EnLink Midstream, LLC

Selected Financial Data

(All amounts in millions except per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Total revenues	$1,397.9	$1,104.6	$3,983.4	$3,027.5
Cost of sales (1)	1,053.2	788.2	2,987.9	2,106.8
Gross operating margin	344.7	316.4	995.5	920.7
Operating costs and expenses:
Operating expenses	102.1	98.0	308.8	296.3
General and administrative	31.3	29.3	98.5	94.7
(Gain) loss on disposition of assets	1.1	(3.0)	0.8	(2.9)
Depreciation and amortization	136.3	126.2	407.1	373.0
Impairments	1.8	—	8.8	873.3
Gain on litigation settlement	—	—	(26.0)	—
Total operating costs and expenses	272.6	250.5	798.0	1,634.4
Operating income (loss)	72.1	65.9	197.5	(713.7)
Other income (expense):
Interest expense, net of interest income	(49.6)	(48.4)	(142.2)	(138.9)
Gain on extinguishment of debt	—	—	9.0	—
Income (loss) from unconsolidated affiliates	4.4	1.1	5.0	(0.5)
Other income	0.3	0.1	0.5	0.1
Total other expense	(44.9)	(47.2)	(127.7)	(139.3)
Income (loss) before non-controlling interest and income taxes	27.2	18.7	69.8	(853.0)
Income tax provision	(3.1)	(7.6)	(9.3)	(6.0)
Net income (loss)	24.1	11.1	60.5	(859.0)
Net income (loss) attributable to non-controlling interest	17.9	10.4	50.3	(402.9)
Net income (loss) attributable to EnLink Midstream, LLC	$6.2	$0.7	$10.2	$(456.1)
Net income (loss) attributable to EnLink Midstream, LLC per unit:
Basic common unit	$0.03	$—	$0.06	$(2.54)
Diluted common unit	$0.03	$—	$0.06	$(2.54)

(1)         Includes related party cost of sales of $47.3 million and $33.7 million for the three months ended September 30, 2017 and 2016, respectively, and $126.9 million and $126.0 million for the nine months ended September 30, 2017 and 2016, respectively.

EnLink Midstream, LLC

Cash Available for Distribution and Calculation of Coverage Ratio

(All amounts in millions except ratios and per unit amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Distribution declared by ENLK associated with (1):
General partner interest	$0.6	$0.5	$1.9	$1.6
Incentive distribution rights	14.8	14.4	44.1	42.4
ENLK common units owned	34.5	34.6	103.6	103.6
Total share of ENLK distributions declared	$49.9	$49.5	$149.6	$147.6
Adjusted EBITDA of EnLink Oklahoma T.O. (2)	6.9	2.9	14.6	5.9
Transaction costs (3)	—	—	—	0.6
Total cash available	$56.8	$52.4	$164.2	$154.1
Uses of cash:
General and administrative expenses	(1.1)	(0.9)	(3.7)	(3.8)
Current income taxes (4)	(0.1)	—	(0.3)	—
Interest expense	(0.7)	(0.4)	(1.7)	(1.0)
Maintenance capital expenditures (5)	(0.1)	—	(0.1)	—
Total cash used	$(2.0)	$(1.3)	$(5.8)	$(4.8)
ENLC cash available for distribution	$54.8	$51.1	$158.4	$149.3

Distribution declared per ENLC unit	$0.255	$0.255	$0.765	$0.765
Cash distribution declared	$46.7	$46.4	$139.9	$139.4
Distribution coverage	1.17x	1.10x	1.13x	1.07x

(1)         Represents distributions to be paid to ENLC on November 13, 2017 and distributions paid on August 11, 2017, May 12, 2017, November 11, 2016, August 11, 2016 and May 12, 2016.

(2)         Represents ENLC’s interest in EnLink Oklahoma T.O. adjusted EBITDA, which is disbursed to ENLC by EnLink Oklahoma T.O. on a monthly basis. EnLink Oklahoma T.O. adjusted EBITDA is defined as earnings before depreciation and amortization and provision for income taxes and includes allocated expenses from ENLK.

(3)         Represents acquisition transaction costs attributable to ENLC’s 16% interest in EnLink Oklahoma T.O, which are considered growth capital expenditures as part of the cost of the assets acquired.

(4)         Represents ENLC’s stand-alone current tax expense.

(5)         Represents ENLC’s interest in EnLink Oklahoma T.O.s’ maintenance capital expenditures which is netted against the monthly disbursement of EnLink Oklahoma T.O.s’ adjusted EBITDA per (2) above.

EnLink Midstream, LLC

Reconciliation of Net Income (Loss) of ENLC to ENLC Cash Available for Distribution

(All amounts in millions)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss) of ENLC	$24.1	$11.1	$60.5	$(859.0)
Less: Net income (loss) attributable to ENLK	25.5	18.8	73.2	(536.6)
Net loss of ENLC excluding ENLK	$(1.4)	$(7.7)	$(12.7)	$(322.4)
ENLC’s share of distributions from ENLK (1)	49.9	49.4	149.6	147.5
ENLC’s interest in EnLink Oklahoma T.O.’s non-cash expenses (2)	4.6	3.6	12.8	10.4
ENLC deferred income tax expense (3)	2.5	5.0	8.3	4.7
ENLC corporate goodwill impairment	—	—	—	307.0
Non-controlling interest share of ENLK’s net income (loss) (4)	(0.9)	0.6	0.3	1.1
Other items (5)	0.1	0.2	0.1	1.0
ENLC cash available for distribution	$54.8	$51.1	$158.4	$149.3

(1)         Represents distributions declared by ENLK and to be paid to ENLC on November 13, 2017 and distributions paid by ENLK to ENLC on August 11, 2017, May 12, 2017, November 11, 2016, August 11, 2016 and May 12, 2016.

(2)         Includes depreciation and amortization and unit-based compensation expense allocated to EnLink Oklahoma T.O. for the three and nine months ended September 30, 2017, and depreciation and amortization for the three and nine months ended September 30, 2016.

(3)         Represents ENLC’s stand-alone deferred taxes.

(4)         Represents NGP’s 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.

(5)         Represents transaction costs attributable to ENLC’s share of the acquisition of EnLink Oklahoma T.O. for the three and nine months ended September 30, 2016, ENLC’s interest in EnLink Oklahoma T.O.s’ maintenance capital expenditures (which is netted against the monthly disbursement of EnLink Oklahoma T.O.s’ adjusted EBITDA) for the three and nine months ended September 30, 2017 and other non-cash items not included in cash available for distribution.

EnLink Midstream Partners, LP

Forward-Looking Reconciliation of Net Income to Full-Year Adjusted EBITDA Guidance (1) (2)

(All amounts in millions)

(Unaudited)

	Year Ended December 31, 2017
	Low	Mid-point	High
Net income (1)	$116	$132	$148
Interest expense, net of interest income	188	188	188
Depreciation and amortization	538	544	550
Impairments	7	7	7
Income from unconsolidated affiliates	(7)	(8)	(9)
Distributions from unconsolidated affiliates	11	12	13
(Gain) loss on disposition of assets	—	—	—
Gain on extinguishment of debt	(9)	(9)	(9)
Unit-based compensation	47	47	47
Income tax provision	2	2	2
Gain on non-cash derivatives	(7)	(7)	(7)
Payments under onerous performance obligation offset to other current and long-term liabilities	(18)	(18)	(18)
Other (3)	5	5	5
Adjusted EBITDA before non-controlling interest	$873	$895	$917
Non-controlling interest share of adjusted EBITDA (4)	(33)	(35)	(37)
Adjusted EBITDA, net to EnLink Midstream Partners, LP	$840	$860	$880

(1)         The forward-looking net income guidance excludes the potential impacts of gains or losses on derivative activity, gains or losses on disposition of assets, impairment expense, gains or losses as a result of legal settlements, gains or losses on extinguishment of debt, and the financial effects of future acquisitions. The exclusion of these items is due to the uncertainty regarding the occurrence, timing and/or amount of these events.

(2)         We do not provide a reconciliation of forward-looking Net Cash Provided by Operating Activities to Adjusted EBITDA because we are unable to predict with reasonable certainty changes in working capital, which may impact cash provided or used during the year. Working capital includes accounts receivable, accounts payable and other current assets and liabilities. These items are uncertain and depend on various factors outside the companies’ control.

(3)         Includes non-cash rent, which relates to lease incentives pro-rated over the lease term, gains and losses on settled interest rate swaps designated as hedges related to debt issuances, which are recorded in other comprehensive income (loss), and reimbursed employee costs from Devon and LPC, which are costs reimbursed to us by previous employers pursuant to acquisition or merger.

(4)         Non-controlling interest share of adjusted EBITDA includes ENLC’s 16% share of adjusted EBITDA from EnLink Oklahoma T.O., NGP Natural Resources XI, L.P.’s (“NGP”) 49.9% share of adjusted EBITDA from the Delaware Basin JV, which was formed in August 2016, Marathon Petroleum’s 50% share of adjusted EBITDA from the Ascension JV, which began operations in April 2017, and other minor non-controlling interests.